Exhibit 23.b



                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We consent to the incorporation by reference in the prospectuses included in the registration statements of MascoTech, Inc. on Form S-3 (Registration Nos. 33-59222 and 33-55837) and on Form S-8 (Registration Nos. 33-30735 and 33-42230)
of our report dated February 8, 1995, on our audits of the consolidated financial statements and financial statement schedule of TriMas Corporation and subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in this Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption "Experts" in such prospectuses.



COOPERS & LYBRAND L.L.P.

Detroit, Michigan
March 23, 1995